EXHIBIT 10.3
AMERICAN COMMERCIAL LINES INC.
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
2009 EQUITY GRANT
American Commercial Lines Inc., a Delaware corporation, (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.01 par value, (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in this Agreement. Additional terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”) and in the Company’s 2008 Omnibus Incentive Plan (the “Plan”).
Grant Date: <<Grant Date>>
Name of Grantee: <<NAME>>
Grantee’s Employee Identification Number: <<SSN>>
Number of Restricted Stock Units (RSUs) Covered by Grant: <RSU#>>
Purchase Price per Share of Stock: $.01
Vesting Start Date: <<Vest Start Date>>
Vesting Schedule: In the event that the Schedule set forth below would result in vesting of a fractional number of RSUs, the number of RSUs that will vest will be rounded down to the nearest whole share, and the last scheduled vesting tranche will be rounded up, to the extent necessary, so that the full number of RSUs will have vested.

Vesting Date	% of RSUs that Vest	# of RSUs that Vest

<<Vest Date 1>>	<<%RSU1>>	<<#RSU1>>

<<Vest Date 2>>	<<%RSU2>>	<<#RSU2>>

<<Vest Date 3>>	<<%RSU3>>	<<#RSU3>>
By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:

(Signature)
Company:

(Signature)
Title:

Attachment
This is not a stock certificate or a negotiable instrument.

AMERICAN COMMERCIAL LINES INC.
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the first page of this Agreement, subject to the vesting conditions described in this Agreement (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule and on the Vesting Dates shown on the first page of this Agreement, provided you are in Service on the Vesting Date and meet the applicable vesting requirements set forth in this Agreement. Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Stock Units will vest after your Service has terminated for any reason.

Share Delivery Pursuant to Vested Units	Shares underlying the vested Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable anniversary of the Vesting Date, but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise delivered. The purchase price for the vested Shares of Stock is deemed paid by your prior services to the Company.

Forfeiture of Unvested Units	Except as otherwise provided in this Agreement, in the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all your rights to your Restricted Stock Units.

Death	If your Service terminates because of your death, your Restricted Stock Units will automatically be fully vested.

Disability	If your Service terminates because of your Disability, your Restricted Stock Units will automatically be fully vested.

Termination without Cause or for Good Reason following a Corporate Transaction	If your Service is terminated by the Company without Cause or by you for Good Reason, in either case within one year following a Corporate Transaction, then your restricted stock units will automatically be fully vested. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the employment agreement, if any, between you and the Company or, if no such employment agreement exists, such term shall mean your resignation from employment with the Company following the occurrence of either or both of the events set forth in clauses (A) and (B) below without your prior written consent, provided that, in connection with either or both events, (1) you deliver written notice to the Company of your intention to resign from employment due to either or both of such events within ninety (90) days of the event, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (2) such event or events are not cured by the Company within thirty (30) days following delivery of such written notice:

(A) a material reduction in your annual rate of base salary; or

(B) any removal by the Company of you from your position or the assignment to you of duties and responsibilities materially inconsistent and adverse with your position, except in connection with termination of your employment for Cause or Disability.

Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant.

Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•     Shares of Stock withheld by the Company from the shares of Stock otherwise to be received, with such withheld shares having an aggregate Fair Market Value exercise equal to the withholding obligations.

• Shares of Stock which have already been owned by you and which are surrendered to the Company. The Fair Market Value of the shares will be applied to the withholding obligations.

•     By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

Limitations, Retention Rights	The terms and conditions of this Agreement and your rights in connection with any shares of Stock received upon the vesting of your Restricted Stock Units may be subject to the Company’s Executive Officer Stock Ownership Guidelines.

Neither your Restricted Stock Units nor this Agreement gives you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you.

Forfeiture of Rights	If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding Restricted Stock Units, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the sale of any shares of Stock subject to vested Restricted Stock Units or (B) a forfeiture of any Stock acquired by you upon the vesting of Restricted Stock Units. Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Further, if it is ever determined by the Board, as recommended by the Audit Committee of the Company, that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then your Restricted Stock Units shall be immediately forfeited and thereupon your Restricted Stock Units shall be cancelled; provided, however, that if you have vested in your Restricted Stock Units and sold the underlying shares of Stock within two years prior to the Board determination, you shall be required to pay to the Company an amount equal to the aggregate value of the shares of Stock sold. In addition, your Restricted Stock Units and gains resulting from the sale of shares of Stock underlying vested Restricted Stock Units, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of the Restricted Stock Units.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your grant shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.